Exhibit 99.1

Media Contact:

pr@overstock.com

Investor Contact:

ir@overstock.com

Overstock Announces Annual Cash Dividend for Series A-1 and Series B Preferred Stock

SALT LAKE CITY — November 18, 2019 — The Board of Directors of Overstock.com, Inc. (NASDAQ:OSTK) has declared a regular annual cash dividend for 2019 of $0.16 per share on the company’s Voting Series A-1 Preferred Stock and of $0.16 per share on its Voting Series B Preferred Stock. Each dividend will be payable on December 16, 2019 to shareholders of record at the close of business on November 29, 2019.

“This marks the third year we have paid a cash dividend to our preferred shareholders, and underscores the value of our preferred shares,” said Overstock CEO Jonathan Johnson. “We have never missed a dividend payment on our preferred shares. As previously announced, we will be seeking shareholder approval to facilitate a  digital dividend of Series A-1 shares to holders of common, Series A-1, and Series B shares.  Series A-1 shares received as part of the digital dividend would be eligible for any future annual cash dividends that are paid on the Series A-1 shares.”

The ex-dividend date for the Series B Preferred dividend is expected to be November 27, 2019. Holders and potential investors in the Series B Preferred shares may confirm the ex-dividend date for the Series B Preferred dividend on the OTCQX website operated by OTC Markets when posted.

This cash dividend is in addition to the company’s previously announced Series A-1 Preferred Digital Dividend.

About Overstock.com

Overstock.com, Inc Common Shares (NASDAQ:OSTK) / Digital Voting Series A-1 Preferred Stock (Medici Ventures’ tZERO platform:OSTKO) / Series B Preferred (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new products at low prices, including furniture, décor, rugs, bedding, home improvement, and more. The online shopping site, which is visited by nearly 40 million customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly-owned subsidiary developing and accelerating blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Form 10-Q for the quarter ended September 30, 2019, which was filed with the SEC on November 12, 2019, and any subsequent filings with the SEC.

SOURCE: Overstock.com, Inc.